Exhibit 99.1

FOR IMMEDIATE RELEASE

CORRECTED PRESS RELEASE

MELVILLE, N.Y., November 10, 2022 - Yesterday, P&F Industries, Inc. (NASDAQ: PFIN) issued its third quarter earnings press release. The purpose of today’s press release is to correct a typographical error in the Statement of Cash Flows table that was presented in yesterday’s press release. In the table in yesterday’s press release the value for the change in Operating Lease Liabilities for the nine-month period ended September 30, 2022, was shown as $7,032,000. The correct amount of the change in Operating Lease Liabilities for the nine-month period ended September 30, 2022, is $703,000. This typographical error did not affect the totals presented within the Statement of Cash Flows. Further, this typographical error did not affect the Company’s September 30, 2022, Consolidated Balance Sheets, Consolidated Statements of Operations and Comprehensive (Loss) Income or the Consolidated Statements of Shareholders’ Equity.

The complete updated release is being presented below.

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS
ENDED SEPTEMBER 30, 2022, AND ANNOUNCES SPECIAL DIVIDEND

MELVILLE, N.Y., November 9, 2022 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2022. The Company is reporting net revenue of $14,516,000, and $46,347,000, for the three and nine-month periods ended September 30, 2022, compared to $12,985,000, and $40,520,000, for the same periods in 2021. For the three-month period ended September 30, 2022, the Company is reporting a net loss before income taxes of $346,000, compared to a net loss before income taxes of $841,000 for the three-month period ended September 30, 2021. For the nine-month period ended September 30, 2022, the Company is reporting a loss before income taxes of $1,005,000, compared to income before taxes of $1,116,000 for the same nine-month period in 2021. For the three-and nine-month periods ended September 30, 2022, the Company is reporting net losses after-taxes of $237,000 and $876,000, respectively, compared to net loss after-taxes of $733,000 and net income after tax of $1,383,000, respectively, for the three and nine-month periods ended September 30, 2021. The Company noted that during the second quarter of 2021 it recorded a gain from the forgiveness of its Paycheck Protection Program loan of $2,929,000 by the Small Business Administration in accordance with the Coronavirus Aid, Relief, and Economic Security Act, known as the CARES Act. The Company’s basic and diluted loss per share for the three-month period ended September 30, 2022, was $0.08, compared to basic and diluted loss per share of $0.23 for the same three-month period in 2021. For the nine-month period ended September 30, 2022, the Company’s basic and diluted loss per share were $0.28, compared to basic earnings per share of $0.44, and diluted earnings per share of $0.43, respectively, driven by the loan forgiveness of $2,929,200, during the second quarter of 2021.

The Company further announced today that its Board of Directors declared a special cash dividend of $0.05 per share payable on November 30, 2022, to stockholders of record at the close of business on November 18, 2022. The total amount of this special dividend payment will be approximately $160,000 based on the current number of shares outstanding. Declarations of dividends and the establishment of record and payment dates in the future are subject to the Board of Directors’ determination that such actions would be in the best interests of the Company's stockholders and in compliance with applicable law.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer, and President commented, “Although certainly not the quarterly results we strived for, we have been able to improve our after-tax results by almost $500,000 compared to a year ago. Additionally, I am pleased to report that our consolidated revenue this quarter reflects an improvement of 11.8% over the same period a year ago, with 80% of this growth occurring at Hy-Tech. Specifically, driven by the Jackson Gear business acquisition completed earlier this year, our PTG third quarter 2022 revenue was $811,000, or 92.0% greater than the same period a year ago. Additionally, Hy-Tech continued to grow its OEM business recording a $519,000, or 31.1%, revenue improvement when comparing the third quarter of 2022 to the same period in the prior year. Further, Hy-Tech recorded increases in sales of its Thaxton and Numatx products. However, Hy-Tech encountered a decline in its ATP revenue this quarter, compared to third quarter of 2021. We believe this was due to a general weakness in certain industrial markets/customers serviced by Hy-Tech. Florida Pneumatic’s third quarter 2022 revenue improved 3.1%, compared to the same period in 2021. This net improvement was driven primarily by stronger aerospace revenue, partially offset by a decline in retail revenue.

Our consolidated third quarter 2022 gross margin improved 2.8 percentage points, when compared to the same period in the prior year, driven primarily by customer and product mix, as well as increases in selling prices. Further, with increased revenue this quarter, our gross profit improved $873,000 or 22% over the same three-month period in 2021.

SG&A, driven primarily by higher revenue and additional costs associated with the Jackson acquisition, increased 7.4% this quarter, compared to third quarter 2021. Our interest expense increased, due primarily to higher interest rates this quarter, as well as increased borrowings.

We are cautiously optimistic as we look to the future. However, it is difficult to foresee what the impact will be on our businesses from the on-going supply chain difficulties and associated delays, rising inflation, and a possible global recession. Further, COVID-19 does remain an issue, particularly with respect to our Asian suppliers. We intend to do our utmost to continue to serve our customers, while ensuring the health and safety of our employees.”

Mr. Horowitz concluded his remarks, “Furthermore, I am pleased to report that our Board of Directors has declared a $0.05 special cash dividend. This special dividend will be paid to the shareholders of record as of the close of business on November 18, 2022. The Board continues to be grateful for the support it has received from its investors and believes that this dividend declaration was appropriate based on the Company’s current financial condition, results of operations, capital requirements and other factors.”

The Company will be reporting the following:

REVENUE

The tables below provide an analysis of our net revenue for the three and nine-month periods ended September 30, 2022 and 2021:

Consolidated

	Three months ended September 30,
			Increase
	2022	2021	$	%
Florida Pneumatic	$9,906,000	$9,607,000	$299,000	3.1%
Hy-Tech	4,610,000	3,378,000	1,232,000	36.5
Consolidated	$14,516,000	$12,985,000	$1,531,000	11.8%

	Nine months ended September 30,
			Increase
	2022	2021	$	%
Florida Pneumatic	$32,853,000	$31,221,000	$1,632,000	5.2%
Hy-Tech	13,494,000	9,299,000	4,195,000	45.1
Consolidated	$46,347,000	$40,520,000	$5,827,000	14.4%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$3,110,000	31.4%	$3,168,000	33.0%	$(58,000)	(1.8)%
Retail	2,779,000	28.0	3,222,000	33.5	(443,000)	(13.7)
Industrial	1,305,000	13.2	1,257,000	13.1	48,000	3.8
Aerospace	2,538,000	25.6	1,832,000	19.1	706,000	38.5
Other	174,000	1.8	128,000	1.3	46,000	35.9
Total	$9,906,000	100.0%	$9,607,000	100.0%	$299,000	3.1%

	Nine months ended September 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Automotive	$10,845,000	33.0%	$11,053,000	35.4%	$(208,000)	(1.9)%
Retail	10,625,000	32.3	10,775,000	34.5	(150,000)	(1.4)
Industrial	4,416,000	13.5	3,919,000	12.6	497,000	12.7
Aerospace	6,531,000	19.9	5,094,000	16.3	1,437,000	28.2
Other	436,000	1.3	380,000	1.2	56,000	14.7
Total	$32,853,000	100.0%	$31,221,000	100.0%	$1,632,000	5.2%

Florida Pneumatic

When comparing the three-month periods ended September 30, 2022, and 2021, the most significant change in Florida Pneumatic’s revenue occurred within its stronger gross margin Aerospace product line, which had a 38.5% increase this quarter over the same three-month period in 2021. This improvement is in both commercial aircraft and defense-related customers. We believe the primary cause for the decline in Retail revenue is the result of recent economic conditions, which has slowed end user demand at the retail level, causing our customer to lower its purchases during the third quarter. Our Automotive revenue declined 1.8% compared to the same period a year ago, due to changes in both economic and competitive factors. Lastly, we believe the automotive sector will continue to be adversely affected by the current sluggish economic market conditions.

The 28.2%, or $1,437,000 increase in Florida Pneumatic’s Aerospace revenue during the nine-month period ended September 30, 2022, compared to the same period in the prior year, is the most significant factor in analyzing the overall improvement in Florida Pneumatic’s year-to-date revenue. This improvement was being driven by increased orders from both the commercial and military markets. Its Industrial revenue for the nine-month period ended September 30, 2022, grew 12.7% over the same period in 2021, due primarily to slightly improved supply chain conditions, price increases, and better economic/sector conditions, which occurred during the early part of this year. Our nine-month 2022 Automotive revenue is down slightly, compared to the same period in 2021. As noted above we believe this sector will continue to be adversely affected by the current sluggish economic market conditions.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products including tools, parts, accessories, and sockets, which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-Tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended September 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$2,187,000	47.4%	$1,668,000	49.4%	$519,000	31.1%
ATP	490,000	10.6	751,000	22.2	(261,000)	(34.8)
PTG	1,693,000	36.8	882,000	26.1	811,000	92.0
Other	240,000	5.2	77,000	2.3	163,000	211.7
Total	$4,610,000	100.0%	$3,378,000	100.0%	$1,232,000	36.5%

	Nine months ended September 30,
	2022		2021		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
OEM	$6,693,000	47.4%	$4,688,000	50.4%	$2,005,000	42.8%
ATP	2,178,000	16.1	2,242,000	24.1	(64,000)	(2.9)
PTG	4,216,000	31.2	2,132,000	22.9	2,084,000	97.7
Other	407,000	3.0	237,000	2.5	170,000	71.7
Total	$13,494,000	100.0%	$9,299,000	100.0%	$4,195,000	45.1%

A key factor driving the 36.5% increase in Hy-Tech’s total fiscal third quarter of 2022, compared to the same period in the prior year was the acquisition of the Jackson Gear Company (“JGC”) business that occurred in early 2022, which, contributed significantly to the PTG revenue improvement of $811,000. Additionally, Hy-Tech’s OEM revenue continued to strengthen, recording a net 31.1% increase over the prior year. This improvement is due primarily to increased shipments to a major OEM customer. Further, during this quarter, other revenue increased due to a large one-time order for its Thaxton products. Partially offsetting the above its ATP product sales declined. As noted in prior filings, we believe that its ATP products continue to be price-challenged by off-shore suppliers.

Hy-Tech’s nine-month, year-over-year growth essentially tracks its third quarter results. The JGC business acquisition resulted in PTG revenue growth. Additionally, continued revenue growth in the OEM line was primarily the result of expanded sales opportunities with a major customer. As noted above, the key component to Hy-Tech’s other revenue was due to a large one-time order for its Thaxton products.

GROSS MARGIN/PROFIT

	Three months ended September 30,		Increase (decrease)
	2022	2021	Amount		%
Florida Pneumatic	$4,113,000	$3,381,000	$732,000		21.7%
As percent of respective revenue	41.5%	35.2%	6.3	%pts
Hy-Tech	$734,000	$593,000	$141,000		23.8
As percent of respective revenue	15.9%	17.6%	(1.7	)%pts
Total	$4,847,000	$3,974,000	$873,000		22.0%
As percent of respective revenue	33.4%	30.6%	2.8	%pts

The 6.3 percentage point improvement in Florida Pneumatic’s gross margin was due to price increases, which were put in place to partially offset rising material, labor, and other costs, as well as an increase in its higher margin Aerospace revenue. Additionally, a decline in ocean freight costs during the third quarter of 2022 and a stronger U.S. Dollar to the TWD contributed to Florida Pneumatic’s gross margin improvement this quarter, compared to the same period in 2021. The stronger gross margin drove the 21.7% increase in its quarterly gross profit.

Hy-Tech’s gross profit declined 1.7 percentage points this quarter, compared to the same three-month period in 2021, due primarily to increased revenue attributable to low margin customers during the third quarter of 2022. Additionally, its PTG product line under absorbed its manufacturing overhead costs during the third quarter of 2022, as it is going through the process of integrating the JGC acquisition and its customer base.

	Nine months ended September 30,		Increase (decrease)
	2022	2021	Amount		%
Florida Pneumatic	$12,834,000	$11,746,000	$1,088,000		9.3%
As percent of respective revenue	39.1%	37.6%	1.5	%pts
Hy-Tech	$2,160,000	$1,712,000	$488,000		26.2
As percent of respective revenue	16.0%	18.4%	(2.4	)%pts
Total	$14,994,000	$13,458,000	$1,536,000		11.4%
As percent of respective revenue	32.4%	33.2%	(0.8	)%pts

Florida Pneumatic’s gross margin strengthened by 1.5 percentage points and its gross profit increased nearly $1.1 million, when comparing the nine-month periods ended September 30, 2022 and 2021. Factors affecting these nine-month results were primarily customer and product mix.

Similar to the discussion above, the primary causes for the decline in Hy-Tech’s nine-month period ended September 30, 2022, as compared to the gross margin for the same period in the prior year include under-absorption of PTG manufacturing overhead and customer/product mix. In an effort to improve the current year’s gross margin, we have increased selling prices, wherever possible, particularly for products that were most significantly impacted by raw material and freight costs that Hy-Tech was forced to absorb throughout the year. Additionally, we are in the process of completing the integration of the JGC business acquisition that occurred during the first quarter of this year. The integration is taking longer than expected and will continue well into 2023. We believe the completion of the integration of the JGC business into the facility in Punxsutawney, PA. will result in improved manufacturing, productivity. Lastly, combined with recent price increases, we believe Hy-Tech’s overall gross margin will begin to improve in 2023.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities costs, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2022, our SG&A was $5,084,000, compared to $4,734,000 incurred during the same three-month period in 2021. Key components to the net increase are:

i)	Our compensation expense increased $373,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Several factors contributed to this increase, among them the staffing added in connection with the JGC acquisition, increased wages primarily related to retention incentives and annual wage adjustments and a net increase in companywide bonus/incentive/performance accruals.
ii)	We incurred increases this quarter, compared to the same quarter in 2021 in professional fees of $69,000.

iii)	Our variable expenses, which among other things includes commissions, freight out, advertising and travel and entertainment expenses declined $95,000.

Our nine-month 2022 total SG&A was $15,736,000, compared to $15,183,000 incurred during the same period in the prior year. Key components to the net change are:

i)	Compensation expenses increased $597,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. Several factors contributed to this increase, among them the staffing added in connection with the JGC acquisition, increased wages primarily related to retention incentives and annual wage adjustments and increases in companywide bonus/incentive/performance accruals.
ii)	Professional fees and expenses increased $350,000, due primary to legal, accounting, and other fees incurred in connection with the JGC acquisition. Other expenses that contributed to the increase in professional fees included ongoing cyber security/prevention costs, recruitment fees and legal fees associated with regulatory initiatives.
iii)	Our variable expenses decreased $352,000. Driving this decline were significantly lower advertising costs at Florida Pneumatic, caused by a change in a distribution channel strategy.
iv)	Our computer-related expenses declined $293,000, when comparing the nine-month periods ended September 30, 2022 and 2021. During the second quarter of 2021 we incurred approximately $288,000 in costs related to the May 2021 ransomware attack at our Florida Pneumatic subsidiary, where no such costs were incurred during the second quarter of 2022.
v)	Lastly, temporary labor and stock-based compensation expense increased $50,000 and $37,000, respectively.

OTHER EXPENSE (INCOME)

Other expense (income) consists primarily of adjustments to the fair value of certain assets, partially offset by the gain recognized during the three-month period ended September 30, 2022, as the result of the early termination of a real property lease.

On April 20, 2020, we received a Paycheck Protection Program (“PPP”) loan, in the amount of $2,929,000. Under the terms of the Coronavirus Aid, Relief, and Economic Security Act, (“CARES Act”), as amended, we were eligible to apply for forgiveness for all or a portion of the PPP loan. In February 2021, we filed an application for forgiveness with the lender, who approved this submission and submitted the application for forgiveness to the SBA. On June 9, 2021, we were advised that the SBA had approved our PPP loan forgiveness application and as such, the PPP loan and interest were forgiven in its entirety. Accordingly, the lender applied the funds and paid off PPP loan principal in its entirety and interest in full. In accordance with current accounting guidance this forgiveness of debt and related accrued interest was accounted for as Other Income in 2021.

INTEREST EXPENSE (INCOME)

	Three months ended September 31,		Increase
	2022	2021	Amount	%
Interest expense attributable to:
Short-term borrowings	$102,000	$10,000	$92,000	920.0%
Amortization expense of debt issue costs	4,000	4,000	—	—
Total	$106,000	$14,000	$92,000	657.1%

	Nine months ended September 30,		Increase (decrease)
	2022	2021	Amount	%
Interest expense attributable to:
Short-term borrowings	$239,000	$28,000	$211,000	753.6%
PPP loan	—	(19,000)	19,000	100.0
Amortization expense of debt issue costs	12,000	12,000	—	NA
Other	(7,000)	—	(7,000)	NA
Total	$244,000	$21,000	$223,000	1061.9%

Our average short-term borrowings during the three and nine-month periods ended September 30, 2022, increased significantly, when compared to the same periods in 2021. This increase was due primarily to our decision to increase safety stock levels of inventory, due primarily to delays and other supply chain issues, and the purchase and related costs associated with the acquisition in the first quarter of 2022 of the JGC business. Further, our borrowings increased to support the working capital needs as a result of significant revenue growth. Additionally, the Applicable Margins, as defined in the Credit Agreement with Capital One bank, NA, also increased.

As discussed earlier, during the second quarter of 2021, we received forgiveness of the PPP loan. Accordingly, we recorded the reversal of associated interest expense.

Debt issue costs are associated with an amendment to the Credit Agreement. There were no amortizable debt issue costs incurred with Amendment No. 9, or Amendment No. 10 to the Credit Agreement.

Other interest relates to interest recorded in connection with federal income tax refunds received during the second quarter of 2022.

INCOME TAXES

At the end of each interim reporting period, we compute an effective tax rate based upon our estimated full year results. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, the effective tax rate for the three and nine-month periods ended September 30, 2022, were an income tax benefit of 31.5%, and 12.8%, respectively, compared to a tax benefit of 12.8% and of 23.9% for the same three and nine-month periods in 2021. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses. Impacting 2021’s effective tax benefit was the enactment of the CARES Act. Under the terms of the CARES Act, we applied for and were approved to treat the gain on the forgiveness of the PPP loan as non-taxable income. Accordingly, the gain resulting from the forgiveness of the PPP loan was not included in the computation of the 2021 effective tax rate.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2022	December 31, 2021
Working capital	$22,125,000	$24,598,000
Current ratio	2.47 to 1	3.04 to 1
Shareholders’ equity	$42,525,000	$43,840,000

Credit facility

We and our bank entered into an amendment that, among other things, increased the Revolver borrowing commitment by $2,000,000 to $18,000,000 through June 30, 2022. We believe the return to the $16,000,000 maximum Revolver borrowing amount will not impact future operations.

At September 30, 2022, there was $7,200,000 available to us under our Revolver arrangement.

Should the need arise whereby the current Credit Agreement is insufficient; we believe that the current Agreement could be expanded, and/or we could obtain additional funds based on the value of our real property.

Cash flows

For the nine-month period ended September 30, 2022, cash provided by operating activities was $1,305,000, compared to cash used by operating activities during the nine-month period ended September 30, 2021, of $1,610,000. At September 30, 2022, our consolidated cash balance was $410,000, compared to $539,000 at December 31, 2021. We operate under the terms and conditions of the Credit Agreement. As a result, all domestic cash receipts are remitted to Capital One lockboxes and therefore does not represent cash on hand.

Our total debt to total book capitalization (total debt divided by total debt plus equity) on September 30, 2022, was 16%, compared to 11.6% on December 31, 2021.

During the nine-month period ended September 30, 2022, we completed the JGC acquisition, with a purchase price of $2,300,000, plus acquisition expenses that included among other things, legal, accounting, and relocation expenses.

During the nine-month period ended September 30, 2022, we used $1,222,000 for capital expenditures, compared to $428,000 during the same period in the prior year. Capital expenditures currently planned for the remainder of 2022 are approximately $1,000,000, which we expect will be financed through the Credit  Facility.

The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software.

Our liquidity and capital is primarily sourced from our credit facility,

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

For information relating to the products and services we offer, please visit our website at www.pfina.com. From there you can link to our subsidiary websites.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call on November 10, 2022 at 11:00 A.M. Eastern Time, to discuss its third quarter 2022 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-866-580-3963. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about November 11, 2022.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc., and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2022 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks related to the global outbreak of COVID-19 and other public health crises;
•	Risks associated with sourcing from overseas;
•	Disruption in the global capital and credit markets;
•	Importation delays;
•	Customer concentration;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Exposure to fluctuations in energy prices;
•	Exposure to fluctuations within the cost of raw materials;
•	The strength of the retail economy in the United States and abroad;
•	Adverse changes in currency exchange rates;
•	Interest rates;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Impairment of long-lived assets and goodwill;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	Litigation and insurance;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses,

and those other risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”), its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P & F INDUSTRIES, INC. AND UBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets
Cash	$410	$539
Accounts receivable - net	9,458	7,550
Inventories	24,731	24,021
Prepaid expenses and other current assets	2,600	4,566

Total current assets	37,199	36,676

Net property and equipment	8,846	8,080
Goodwill	4,808	4,447
Other intangible assets - net	5,480	5,592
Deferred income taxes - net	487	349
Right-of-use assets – operating leases	3,189	2,969
Other assets – net	65	77
Total assets	$60,074	$58,190

Liabilities and Shareholders’ Equity
Short-term borrowings	$8,087	$5,765
Accounts payable	3,056	2,920
Accrued compensation and benefits	1,475	1,475
Accrued other liabilities	1,630	1,078
Current leased liabilities – operating leases	826	840

Total current liabilities	15,074	12,078

Noncurrent leased liabilities – operating leases	2,399	2,176
Other liabilities	76	96

Total liabilities	17,549	14,350

Total shareholders' equity	42,525	43,840

Total liabilities and shareholders' equity	$60,074	$58,190

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2022	2021	2022	2021
Net revenue	$14,516	$12,985	$46,347	$40,520
	9,669	9,011	31,353	27,062
Gross profit	4,847	3,974	14,994	13,458
Selling	5,084	4,734	15,736	15,183
Operating loss	(237)	(760)	(742)	(1,725)
Other (expense) income	(3)	—	(24)	2,929
(Loss) gain on sale of property and equipment	—	(67)	5	(67)
Interest expense	(106)	(14)	(244)	(21)
(Loss) income before income taxes	(346)	(841)	(1,005)	1,116
Income tax benefit	109	108	129	267
Net (loss) income	$(237)	$(733)	$(876)	$1,383

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine months
	ended September 30,
(In Thousands $)	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(876)	$1,383

Adjustments to reconcile net (loss) income to net cash provided by operating activities:

Non-cash and other charges:
Depreciation and amortization	1,270	1,345
Amortization of other intangible assets	514	474
Rent expense from leased obligations	710	670
Amortization of debt issue costs	12	12
Amortization of consideration payable to a customer	157	202
Provision for losses on (recovery of) accounts receivable	(33)	19
Stock-based compensation	1	4
Stock-based compensation – exercise of options	38	—
Restricted stock-based compensation	36	35
Forgiveness of PPP loan	—	(2,929)
Deferred income taxes	(129)	(267)
(Gain) loss on sale of fixed assets	(5)	33
Gain on early termination of lease	(19)	—
Fair value adjustment of assets held for sale	—	40
Changes in operating assets and liabilities:
Accounts receivable	(1,262)	(1,007)
Inventories	(554)	(3,274)
Prepaid expenses and other current assets	1,608	248
Accounts payable	(45)	1,406
Accrued compensation and benefits	28	711
Accrued other liabilities and other current liabilities	582	(14)
Operating lease liabilities	(703)	(665)
Other liabilities	(25)	(36)
Total adjustments	2,181	(2,993)
Net cash provided by (used in) operating activities	1,305	(1,610)

Cash Flows from Investing Activities:
Capital expenditures	$(1,222)	$(428)
Proceed from sale of fixed assets	—	28
Purchase of net assets of Jackson Gear Company business	(2,300	—
Net cash used in investing activities	(3,522)	(400)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	2	—
Dividend Payment	(160)	—
Net payments relating to short-term borrowings	2,323	1,921
Net cash used in financing activities	2,165	1,921

Effect of exchange rate changes on cash	(77)	(26)
Net decrease in cash	(129)	(115)
Cash at beginning of period	539	904
Cash at end of period	$410	$789

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)  (continued)

(In Thousands $)

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$213	$25
Taxes	$126	12
Cash paid for amounts included in the measurement of operating lease liabilities	$—	$6

Noncash information:

Right of Use (“ROU”) assets recognized for new operating lease liabilities	$987	$320
ROU adjustment due to early termination	$359	$—

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2022	2021	2022	2021
Net (loss) income (2)	$(237)	(733)	$(876)	1,383
Add:
Depreciation & amortization (3)	828	893	2,664	2,703
Interest expense	106	14	244	21
Income tax benefit	(109)	(108)	(129)	(267)
	825	799	2,779	2,457

EBITDA (1)	$588	66	$1,903	3,840

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.
(2)	Included in the 2021 three and nine-month net income values is the forgiveness of the $2,929,200 PPP loan.
(3)	Includes depreciation, and amortization of: (a) intangible assets; (b) operating lease assets; (c) debt issue costs, and (d) consideration payable to a customer.

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